Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-216010 on Form S-8 and Registration Statement Nos. 333-216011 and 333-216013 on Form S-3 of Tellurian Inc. of our report dated March 15, 2017 related to the financial statements of Tellurian Services LLC as of April 9, 2016, December 31, 2015, and 2014 and for the period from January 1, 2016 through April 9, 2016 and for the years ended December 31, 2015 and 2014 appearing in this Current Report on Form 8-K/A of Tellurian Inc.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 15, 2017